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                                                                      EXHIBIT 11

           FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS AND
                          FIRST UNION MANAGEMENT, INC.
                STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                     THREE MONTHS ENDED
                                                          MARCH 31,
                                                     ------------------
                                                     1997         1996
                                                     ----         ----

Shares Outstanding:
For computation of primary net
income per share -
Weighted average                                      19,896     17,262
Share equivalents - Options                              419         --
                  - Restricted shares                    196         --
                                                      ------     ------
Adjusted shares outstanding                           20,511     17,262
                                                      ======     ======

For computation of fully diluted
  net income per share -
Weighted average, without regard to,
  exercise under share option plans,
  or purchase of outstanding shares                   19,896     17,198
Assumption of exercise under share
  option plans                                           419         --
Weighted average of restricted
  shares granted                                         196         64
                                                      ------     ------
Adjusted shares outstanding                           20,511     17,262
                                                      ======     ======

Net Income (loss):
Net income (loss) applicable to shares
  of beneficial interest (used for
  computing primary and fully diluted
  net income per share)                               $  970     $ (877)
                                                      ======     ======

Net income (loss) per share of beneficial interest:
Primary and fully diluted
Net income (loss)                                     $  .05     $ (.05)
                                                      ======     ======

The proforma basic earnings per share for the three months ended March 31, 1997 in accordance with SFAS 128 (Earnings per Share) is $.05 per Share.
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